MAXIMUM DYNAMICS, INC. SIGNS LETTER OF INTENT TO ACQUIRE A SUBSIDIARY

FOR IMMEDIATE RELEASE

COLORADO SPRINGS, Colo., August 6, 2003 - Maximum Dynamics, Inc. (OTCBB: MXDY), a financial services company that supports the financial community with back office fund administration and client side support, announced today that it has signed a letter of intent to acquire a majority ownership of Unilogic Solutions, Ltd. After the transaction is complete, Unilogic Solutions, which is a South African Proprietary Limited Company, will be a majority controlled subsidiary of Maximum Dynamics. Terms of the deal have been reached and will be announced upon completion of the transaction.

Unilogic has developed a suite of electronic content management and business workflow software applications that overlap in functionality with Maximum's software system Datalus. The two companies were originally in discussions regarding a joint venture that Maximum was seeking to create to service its non-U.S. customers. As discussions proceeded, it became evident that the two companies could enhance their respective software applications and leverage each other to tackle other markets for which the software applications can solve critical business problems.

"We have always known that our software system could be used in areas such as human resource management, insurance claims processing, corporate procurement, employee labor relations, debt management, contracts management and loan application process management," said Eric Majors, CEO of Maximum Dynamics. "When we discovered that Unilogic had released software that targets these markets, we were very interested in working with them. Then, we learned that they have several established sales distribution channels to blue chip accounts and we knew we had to explore our relationship with them at a deeper level."

Unilogic is focused on providing service to the above mentioned markets and has already received requests for proposals from blue chip accounts such as Shell, Mobil, Engen Petroleum, MUA Insurance, Greyhound Bus, Volkswagen and the South African government. The company is now aggressively marketing its proprietary electronic document control software suite and has already secured customer accounts with Old Mutual, The Laser Transport Group, Imperial Group, Unigrain, Cape Crating, and Breco. Additionally, Unilogic currently has bids out on contracts for at least US$500,000 in annual revenue. With an 80%+ close rate on proposals, Unilogic's management is optimistic about the dozens of bids it will be submitting over the twelve months.

Unilogic's founders are finding enormous interest from established sales distribution channels that they developed in their last software business, a company called Expressed Solutions Ltd. that the founders recently sold to the $2.5 billion Bidvest Group Ltd. (a South African company).

"We are very excited about this acquisition for several reasons," said Franco Maccioni, CEO of Unilogic Solutions. "First, we believe we can add immediate value to Maximum by giving them added technological infrastructure as they ramp up their back office and by working on the next generation of Datalus. Second, we believe that parts of the Datalus software can strengthen our product offering. Lastly, Maximum's management team has experience selling software to U.S. and European companies, which will help us penetrate those markets as well as establish business here in South Africa."


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Majors added, "I have already attended several meetings where Unilogic was presenting its proposal and I am thrilled to see how eager these potential customers are to get started. Unilogic has excellent distribution partners, a pre-existing customer list from other software businesses, pent-up demand and healthy margins, all of which can overflow to Maximum."

The transaction is expected to close within the month with operations being partially integrated in Cape Town, South Africa.

ABOUT MAXIMUM DYNAMICS, INC.
Maximum Dynamics offers fund administration services using its flagship software Datalus, a web-based software solution, for the asset management industry. By using the company's service, asset managers can now have access to a program that provides a cost effective way to manage and administer their funds while maintaining the security and independence usually associated with large institutions. Management believes that its services offers fund managers and investment advisers lower overhead, automated computation and payment delivery systems, transaction tracking and security/control.

For more information, visit the company's website at http://www.maximumdynamics.com.

ABOUT UNILOGIC SOLUTIONS, LTD.
Unilogic Solutions provides specialized technology solutions, particularly in the field of electronic content management, image archiving, workflow and business process management. Unilogic's suite of data integration and web enabled DMS products allow businesses to manage disparate data from anywhere across the enterprise. These systems are compatible with most industry standard databases such as ORACLE, MS-SQL Server and others. The Company is headquartered in Cape Town, South Africa.

For more information, visit the company's website at http://www.unilogic.co.za/.
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This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Maximum Dynamics assumes no obligation to update the information contained in this press release. Maximum Dynamics' future results may be affected by its ability to continue to implement its hedge fund administration services, its newly acquired Internet marketing capabilities, its dependence on procuring highly competitive hedge fund administration contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.



CONTACT:  Joshua Wolcott
Maximum Dynamics, Inc.
Tel:  303-733-3484